Exhibit 99.1

EULAV ASSET MANAGEMENT CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 2012

INDEPENDENT AUDITORS’ REPORT

To the Trustees of
EULAV Asset Management

We have audited the accompanying consolidated statement of financial condition of EULAV Asset Management (the “Company”), as of April 30, 2012, and the related consolidated statements of income, changes in owners’ equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EULAV Asset Management as of April 30, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

New York, New York
July 18, 2012

EULAV ASSET MANAGEMENT

Consolidated Statement of Financial Condition
April 30, 2012

ASSETS
Cash and cash equivalents	$4,211,804
Investments, fair value	2,251,635
Receivable from affiliates	1,341,647
Prepaid expenses and other assets	344,711

Total current assets	8,149,797

Furniture and equipment, net	134,729
Intangible asset - management contracts	49,197,117

$57,481,643

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and accrued liabilities	$613,530
Due to Owners	510,481

Total current liabilities	1,124,011

Deferred rent	49,565

Owners’ equity	56,308,067

$57,481,643

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Income
For the Year Ended April 30, 2012

Revenues:
Investment management fees	$12,464,594
12b-1 fees	3,465,936
Dividends, interest and other	12,404

Total revenues	15,942,934

Expenses:
Marketing and distribution	4,261,447
Compensation and benefits	2,756,648
Professional fees	1,316,484
Office and administration	1,308,635
Office and administration - VLI	44,000

Total expenses	9,687,214

Net income before New York City income taxes	6,255,720
Provision for New York City income taxes	111,203

Net income	$6,144,517

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Changes in Owners’ Equity
For the Year Ended April 30, 2012

	Capital			Capital
	Balance			Balance
	April 30,	Net	Capital	April 30,
	2011	Income	Distributions	2012

Non-voting revenue interest & non-voting profit interest	$56,060,831	$5,932,328	$(5,858,170)	$56,134,989
Class A voting profit interest	81,758	190,970	(103,063)	169,665
Class B voting profit interest	6,966	21,219	(24,772)	3,413

	$56,149,555	$6,144,517	$(5,986,005)	$56,308,067

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Cash Flows
For the Year Ended April 30, 2012

Cash flows from operating activities:
Net income	$6,144,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	35,279
Changes in:
Decrease in receivable from affiliates	56,445
Increase in prepaid expenses and other assets	(127,760)
Decrease in accounts payable and accrued liabilities	(503,100)
Deferred rent	49,565

Net cash provided by operating activities	5,654,946

Cash flows from investing activities:
Change in investments, net	756,210
Purchase of furniture and equipment	(126,575)

Net cash provided by investing activities	629,635

Cash flows from financing activities:
Capital accounts distributions	(5,989,197)

Net increase in cash and cash equivalents	295,384
Cash and cash equivalents - April 30, 2011	3,916,420

Cash and cash equivalents - April 30, 2012	$4,211,804

Supplemental disclosure of cash flow information:
Cash paid for New York City income taxes	$133,000

Non-cash financing activities:
Due to Owners	$510,481

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2012

Note A - Organization and Transactions with Affiliates

EULAV Asset Management (the “Company”), a Delaware statutory trust, with no fixed term, was formed on December 23, 2010 as a result of Value Line, Inc. (“VLI”) completing the restructuring of its asset management and broker-dealer businesses (the “Restructuring Transaction”).  As part of the Restructuring Transaction, EULAV Securities, Inc., a New York corporation and wholly-owned subsidiary of VLI that acted as the distributor of the Value Line mutual funds (“Value Line Funds”), merged into EULAV Securities LLC (“ESLLC”), a Delaware limited liability company.  VLI transferred 100% of its interest in ESLLC to EULAV Asset Management LLC, a wholly-owned subsidiary of VLI that acted as the investment adviser to the Value Line Funds and certain separate accounts.  EULAV Asset Management LLC then converted into the Company.  ESLLC, a wholly-owned subsidiary of the Company, is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority.  ESLLC claims the exemption from the provisions of SEC Rule 15c3-3 under paragraph (k)(1).

VLI granted the Company the right to use the Value Line name for all existing Value Line Funds and to supply without charge or expense the Value Line proprietary ranking system information for so long as the Company is the investment advisor to the Value Line Funds.

Each of the Value Line Funds has an investment advisory agreement with the Company pursuant to which the Company serves as investment adviser to the Value Line Funds.  The Company receives investment management fees from each of the Value Line Funds managed by the Company.  The Company and certain of the Value Line Funds have agreed that the Company would waive a portion of the fund’s respective advisory fees.  The fees received by the Company from the Value Line Funds are net of any contractual fee waivers as described in Note D.

Each of the Value Line Funds has a distribution agreement with the Company’s wholly owned subsidiary ESLLC pursuant to which ESLLC acts as principal underwriter and distributor of the Value Line Funds for the sale and distribution of their shares.  ESLLC is eligible to receive service and distribution fees under Rule 12b-1 of the Investment Company Act of 1940 from the Value Line Funds managed by the Company.  ESLLC and certain of the Value Line Funds have agreed to waive all or a portion of the fund’s respective Rule 12b-1 fees.  The fees received by the ESLLC from the Value Line Funds are net of any contractual fee waivers as described in Note D.

Note B - Summary of Significant Accounting Policies

[1]	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all cash held at banks and in money market mutual funds to be cash and cash equivalents.  As of April 30, 2012, cash and cash equivalents included $568,834 invested in the Value Line U.S. Government Money Market Fund.  The Company maintains cash and balances in a financial institution which, at times, may exceed federally insured limits.  In the event of a financial institution’s insolvency, recovery of cash may be limited.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2012

Note B - Summary of Significant Accounting Policies  (continued)

[3]	Consolidation:

The consolidated financial statements include the accounts of the Company and ESLLC after elimination of inter-company balances and transactions.

[4]	Revenues:

Investment management fees consist of management fees from the Value Line Funds.  Investment management fees for the Value Line Funds are earned on a monthly basis as services are performed and the fees, which generally range from 0.40% to 0.75%, are calculated based on average daily net assets of the Value Line Funds in accordance with each fund’s advisory agreement.

The management fees and average daily net assets for the Value Line Funds are calculated by State Street Bank, which serves as the fund accountant, fund administrator and custodian of the Value Line Funds.  Shareholder servicing for the Value Line Funds is performed by BFDS, an affiliate of State Street Bank.  The Value Line Funds are open-end management companies registered under the Investment Company Act of 1940.

Service and distribution fees are received from the Value Line Funds in accordance with service and distribution plans under Rule 12b-1 of the Investment Company Act of 1940.  The plans are compensation plans, which means that ESLLC’s fees under the plans are payable without regard to actual expenses incurred by ESLLC.  ESLLC may earn a profit under the plan. Service and distribution fees are received on a monthly basis and calculated by State Street Bank based on the average daily net assets of each of the Value Line Funds in accordance with each fund’s prospectus.  Expenses incurred by the ESLLC include payments to securities dealers, banks, financial institutions and other organizations that provide distribution, marketing, and administrative services with respect to the distribution of the Value Line Funds’ shares.

[5]	Income taxes:

The Company, as a trust, has elected to be taxed as a pass-through entity similar to a partnership for federal and state income tax purposes and, accordingly, is not subject to federal and state income taxes.  The Company is subject to New York City unincorporated business tax.

The Company may recognize tax benefits from any uncertain positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The Company’s policy is to recognize accrued interest and penalties in general and administration expense.  The Company has not recognized in these consolidated financial statements any interest or penalties related to income taxes, and has no material unrecognized tax benefits.  The Company is subject to U.S. federal, state and local tax examinations by tax authorities since inception.  There are currently no income tax returns under examination.

Tax laws are complex and subject to different interpretations by the taxpayer and taxing authorities.  Significant judgment is required when evaluating tax provisions and related uncertainties.  Future events such as changes in tax legislation could require a provision for income taxes.  Any such changes could significantly affect the amounts reported in the consolidated statement of income.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2012

Note B - Summary of Significant Accounting Policies  (continued)

[6]	Fair value of financial instruments:

Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.  Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.  Financial assets and liabilities carried at fair value are classified within the following three categories:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 -
Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from independent sources.

Level 3 -	Unobservable inputs. Unobservable inputs reflect the assumptions that the management develops based on available information about what market participants would use in valuing the asset or liability.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Availability of observable inputs can vary and is affected by a variety of factors.  The Company’s management uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 or Level 2 assets and liabilities.

Money market funds are valued at the closing net asset value in an active market.

Investments that trade in markets that are not considered to be active, but whose values are based on quoted market prices, dealer quotations or valuations provided by alternative pricing sources supported by observable inputs are classified as Level 2.  As of April 30, 2012, the Company holds fixed income investments consisting of FDIC backed commercial paper and certificates of deposit.

The following table presents information about the Company’s assets measured at fair value as of April 30, 2012:

			Fair Value
	Country	Fair Value	Hierarchy
Assets:
Money Markets	United States	$837,538	Level 1
Certificates of Deposit	United States	750,000	Level 1
Corporate note - FDIC guaranteed	United States	1,501,635	Level 2

Total		$3,089,173

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2012

Note B - Summary of Significant Accounting Policies  (continued)

[7]	Intangible assets:

The value of the intangible asset received as part of the Restructuring Transaction was derived primarily from revenue streams to be earned from management contracts contributed and from the right to use the Value Line name for all existing Value Line Funds and access the Value Line Proprietary Ranking information.  This intangible asset was valued at approximately $49,197,000, which is not deductible for tax purposes, has an indefinite useful life, and is not being amortized.  VLI utilized the services of a third party valuation firm (the “Valuator”) to assist in the determination of the fair value of the intangible asset at the time of the Restructuring Transaction.  The Valuator employed several analytical methodologies which were used by the Company to assist in its determination of the fair value of the intangible asset.  These methodologies included two market approach methods which referenced actual transactions in the equity of similar enterprises that are traded in private and public markets and one income approach method utilizing discounted cash flows to determine the present value of the future earning capacity that is available to investors in the entity.  The Company assesses the recoverability of its intangible asset by determining whether the carrying amount can be recovered through undiscounted forecasted cash flows if events or changes in circumstances indicate that the asset may be impaired.  If undiscounted forecasted cash flows indicate that the carrying amount will not be recovered, an adjustment will be made to reduce such amounts to fair value based on forecasted future cash discounted at a rate commensurate with the risk associated when achieving such cash flows.  Future cash flows are based on trends of historical performance and the Company’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.  The Company has elected to perform its annual analysis at April 30, its fiscal year-end.  No indicators of impairment were identified during the year ended April 30, 2012.

Note C - Owners’ Equity

Mitchell Appel, Avi T. Aronovitz, Richard Berenger, Robert E. Rice and R. Alastair Short (the “Owners”) are each Trustees and holders of the voting profits interests of the Company and Value Line, Inc. (“VLI”) owns nonvoting revenue interests and non-voting profits interests of the Company.  The Trustees delegated the authority to manage the day-to-day business to the Company’s senior executive, Mr. Appel, who is one of the Trustees.

Collectively, the voting profits interests receive 50% of the residual profit of the business, in which the share of Mr. Appel (Class A voting profits interest) is 45% and the others (Class B voting profits interest) each 1.25%, subject to temporary adjustments in certain circumstances, as defined in the Trust agreement.  VLI retains a nonvoting profits interest representing 50% of residual profits, subject to temporary adjustments in certain circumstances and has no power to vote for the election, removal or replacement of the Trustees of the Company. VLI also has an interest in non-distribution revenues of the business ranging from 41% at non-distribution fee revenue levels of $9 million or less to 55% at such revenue levels of $35 million or more.  The Company will make distributions to the Owners and holders of the revenue interests no later than the tenth day after each respective quarter end, as defined in the trust agreement.

Note D - Related Party Transactions

The management fees, as described in Note A, are received from related parties and are reflected within receivable from affiliates on the consolidated statement of financial condition.  For the year ended April 30, 2012, total management fee waivers were approximately $806,000.

The 12b-1 fees, as described in Note A, are received from related parties.  For the year ended April 30, 2012, total service and distributions fee waivers were approximately $2,257,000.

Pursuant to the trust agreement, VLI provided a fully segregated segment of the office space of VLI to the Company and provided a wide variety of services.  The services available included payroll services, reception, telephone, bookkeeping, and information systems.  The Company agreed to pay VLI $44,000 for each month it utilized the segregated space and any of the services.  For the year ended April 30, 2012, the Company paid approximately $44,000 to VLI for the services that terminated May 31, 2011.  This is reflected as office and administration - VLI on the consolidated statement of income.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2012

Note E - Furniture and Equipment

Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of five to seven years.

Furniture and equipment, net consist of the following:

Furniture and equipment	$176,098
Less: depreciation	(41,369)

$134,729

Note F - Regulatory Requirements

For regulatory purposes, ESLLC is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $100,000 or one-fifteenth of aggregate indebtedness, if larger.  At April 30, 2012, ESLLC’s net capital, as defined, of $818,596 exceeded required net capital by $718,596 and the ratio of aggregate indebtedness to net capital was 0.48 to 1.

Note G - Employees’ Profit Sharing and Savings Plan

The employees of the Company are eligible to be members of the Company’s 401(k) Plan and Profit Sharing Plan. In general, the Company matches 50% of the first 4% of each eligible employees salary for the 401(k) Plan and may at its discretion contribute to the Profit Sharing Plan.  For the year ended April 30, 2012, the Company made no contributions to the Profit Sharing Plan and made $40,208 in matching contributions to the 401(k) Plan.

Note H - Co-Employee Agreement

The Company has a client service agreement with ADP TotalSource as Co-employer (as defined in the client service agreement).  ADP TotalSource is an unrelated entity.  The Company’s employees are on the Co-employer’s payroll and withholding system which is responsible for providing the payroll and tax withholding payments and reports for the Company’s employees.  In exchange, the Co-employer receives an administrative fee.

Note I - Commitments

[1]	Leases:

Minimum future rental commitment under a non-cancellable operating lease expiring May 2016 is as follows:

Year Ended
April 30,	Office

2013	$271,487
2014	271,487
2015	294,592
2016	294,592
2017	24,549

$1,156,707

Rent expense charged to operations for the year ended April 30, 2012 totaled $246,596.

Note J - Subsequent Events

Management has evaluated all subsequent transactions and events through July 18, 2012, the date on which these consolidated financial statements were available to be issued.